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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------


The Board of Directors
Tele-Communications International, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Tele-Communications International, Inc. of our report dated March 15, 1996, relating to the balance sheets of Tele-Communications International, Inc. as of December 31, 1995 and 1994, and the related statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 Annual Report on Form 10-K of Tele-Communications International, Inc.


/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Denver, Colorado
November 8, 1996